Exhibit 10.6

EMPLOYEE SECONDMENT AGREEMENT (TOPPAN)

This Employee Secondment Agreement (Toppan) (this “Agreement”) is entered into on March 29, 2018 by and between Toppan Printing Co., Ltd. with its principal place of business at 5-1, Taito 1-chome, Taito-ku, Tokyo, Japan (“Toppan”), and VTS-Touchsensor Co., Ltd. (formerly known as Toppan Touch Panel Products Co., Ltd.), with its principal place of business at 1101-20, Myohoji-cho, Higashiomi, Shiga, 527-0046, Japan (“COMPANY”). This Agreement is effective from March 26, 2018 (the “Effective Date”). Each of Toppan and COMPANY is referred to herein as a “Party” and are collectively referred to herein as the “Parties.”

WITNESSETH:

WHEREAS, Toppan, which owns 35% of COMPANY’s outstanding capital, and VIA Optronics GmbH, a company organized under the laws of Germany (“VIA”), which owns 65% of COMPANY’s outstanding capital, are party to a Framework Agreement dated November 30, 2017 (the “Framework Agreement”), pursuant to Section 2.03(b) of which Toppan has agreed to second certain employees to COMPANY;

WHEREAS, the Parties wish for Toppan to second to COMPANY the Toppan employees set forth in Schedule 1 (the “Secondees”) to COMPANY for the period described in Schedule 1 for each Secondee (each such period for each Secondee, a “Secondment Period”), as Schedule 1 may be revised from time to time;

WHEREAS, COMPANY accepts Toppan’s appointment of the Secondees as secondees to COMPANY at its facilities at 1101-20, Myohoji-cho, Higashiomi, Shiga, 527-0046, Japan, and after the lease agreement between the Parties in relation to the facility located at 4237-1 Soushinden, Satte-shi, Saitama, 340-0013 Japan comes into effect, COMPANY’s facility in Satte (each, a “Facility”) to perform the functions set forth opposite their names in Schedule 1 (the “Functions”).

NOW THEREFORE, in consideration of the premises and covenants contained herein, the Parties agree as follows:

ARTICLE 1. SECONDMENT AND SUPPORT

1.1.                                               Secondment

Toppan hereby seconds each Secondee to COMPANY at the Facility for his or her Secondment Period in order to perform their Functions and COMPANY accepts Toppan’s appointment of Secondees. COMPANY confirms that each Secondee shall perform his or her Function under the comprehensive guidance, direction, and supervision of COMPANY during his or her Secondment Period. COMPANY shall evaluate the performance of each Secondee’s performance of his or her Functions during his or her Secondment Period.

If COMPANY considers that it needs to adjust the positions of or replace Secondees, it may notify Toppan in writing of COMPANY’s request of such adjustment or replacement and the reasons therefor, which shall be commercially reasonable and necessary for sound operation of the Company. Toppan and COMPANY shall discuss the requested adjustment or replacement in good faith, but Toppan will not be obligated to (i) agree to any change in position of a Secondee or replace any Secondee unless COMPANY demonstrates to Toppan’s reasonable satisfaction that the Secondee is not competent to carry out the responsibilities associated with his or her position and Toppan has appropriate employees to change or replace as secondees or (ii) second additional employees to COMPANY if doing so would deprive Toppan of employees that it requires for its own operations. If Toppan does not second other employees or additional employees to COMPANY, COMPANY may ask Toppan to support to seek employees or secondees. Any Toppan employees who are seconded to COMPANY pursuant to this paragraph will be included in the definition of Secondees.

In principle, each Secondee will be seconded to COMPANY from his or her start date until the end of the his or her Secondment Period, subject to the preceding paragraph, except that Toppan reserves the right to end the Secondment Period of any Secondee in its sole discretion at any time by providing 30 days’ (unless agreed otherwise by the Parties) advance notice to COMPANY. The Parties shall discuss in good faith a replacement for the terminated Secondee, and if the Parties agree on the need for a replacement, and if Toppan has personnel who are appropriate for the position and whose secondment to COMPANY will not deprive Toppan of employees that it requires for its own operations, Toppan shall propose such personnel as a candidate of such replacement. If Toppan does not send a secondee to COMPANY, COMPANY may ask Toppan to cooperate in seeking a replacement from outside Toppan and Toppan shall provide such cooperation. Any Toppan employees who are seconded to COMPANY pursuant to this paragraph will be included in the definition of Secondees.

1.2.                                               Scope of Services

Toppan shah ensure that each Secondee will perform such services and undertake such tasks in connection with the Function as directed by COMPANY from time to time during his or her Secondment Period.

1.3.                                               Employment Terms and Conditions

Notwithstanding Secondees’ secondments, Secondees’ employment term, conditions, benefits, and other terms with Toppan will continue in full during each Secondee’s Secondment Period, and Toppan will continue to administer Secondees’ employment relationship, salary, benefits and related matters in accordance with Toppan’s policies and practices as in effect from time to time.

1.4.                                               Holidays and Vacations; Leave of Absence; Retirement

Toppan’s vacation policies and holiday schedule will apply to Secondees, but Secondees shah schedule any vacation or other time off (including time traveling to Japan) with Secondee’s supervisor at COMPANY.

Each Secondee’s absence from work (kyuushoku, kyuugyou) will be in accordance with Toppan’s rules and decisions.

Each Secondee’s retirement (taishoku) take place in accordance with Toppan’s rules as a Toppan employee.

1.5.                                               Working Conditions

Toppan’s employee policies, including its internal codes for its employees regarding their work conditions (including, without limitation, working hours, and break time), dress codes, and health and safety, shall apply to Secondees, unless the Parties agree that one or more of COMPANY’s employee policies or internal codes will apply to Secondees. COMPANY may make Secondees work overtime and on holidays if necessary for the performance of the Function. If COMPANY needs to discipline or reward Secondees in accordance with COMPANY’s internal policies, the Parties shall discuss in good faith whether to discipline or reward Secondees, and if so, the best way to do so.

1.6.                                               Disciplinary Action

Toppan shall be responsible for taking disciplinary action against Secondees in accordance with Toppan’s employee policies. If COMPANY concludes that it is necessary to take disciplinary action against a Secondee, COMPANY shall promptly inform Toppan and provide relevant information requested by Toppan. Toppan will implement the appropriate disciplinary action in compliance with its employee policies.

1.7.                                               Health and Safety; Accident Compensation

COMPANY is responsible for the health and safety of the Secondees at the Facilities. If any Secondees are injured in connection with the provision of services for the Function, COMPANY shall pay any compensation due to those Secondees in accordance with Toppan’s employee policies.

1.8.                                               Training

COMPANY may provide training and education to Secondees, in accordance with COMPANY’s employee policies, as necessary for the Secondees’ performance of services in connection with the Function. Toppan may, from time to time, with advanced notice to COMPANY, provide training to Secondees unrelated to the Function when Toppan deems it necessary, on condition that such training not interfere with Secondees’ performance of services in connection with the Function.

1.9.                                               Welfare Association; Congratulatory and Condolence Payments

Secondees will continue to participate in the Toppan group’s welfare association (Toppan Group fukushikai).

Congratulatory and condolence payments (keichoumimaikin) for Secondees will be subject to Toppan’s employee policies.

1.10.                                        Additional Support

COMPANY will provide any additional support as may be reasonably necessary to facilitate Secondee’s secondment, including, without limitation, help in finding appropriate housing.

1.11.                                        Extension of Secondment; Transfer of Secondees

At expiration of the Term, Toppan will determine Secondees’ next assignment. Notwithstanding the previous sentence, if COMPANY wishes to extend the secondment period of any Secondee or to have any Secondee transferred to COMPANY as a permanent employee, COMPANY must inform Toppan thereof at least six months before the end of the Term and the Parties shall engage in good faith negotiation with respect to the extension of such Secondee’s secondment period or to the transfer of such Secondee to COMPANY as an employee of the Company, subject to the consent of such Secondee, and shall take necessary actions therefor upon the Parties’ agreement and the consent of such Secondee.

1.12.                                        Change in Employment Policies

If either Party changes any employee policy that affect any Secondee, that Party shall inform the other Party before the change in employment policy takes effect with respect to the Secondee.

ARTICLE 2. COSTS OF SECONDMENT

The costs associated with each Secondee will be borne by COMPANY and Toppan as set forth in Schedule 2. (the “Costs”).

Toppan will invoice the Company monthly for all Costs by the ninth business day (in Japan) of a month and COMPANY will pay amounts so invoiced within 60 days after receipt of the invoice. Payments shall be made by wire transfer of immediately available funds in Japanese Yen to an account designated by Toppan to COMPANY in writing.

ARTICLE 3. WARRANTIES

Each Party represents and warrants that it has the full right and power to execute and to perform this Agreement.

ARTICLE 4. LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER ENTITY FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER FOR BREACH OF WARRANTY, BREACH OF CONTRACT, REPUDIATION OF CONTRACT, NEGLIGENCE OR OTHERWISE. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT WILL THE AGGREGATE LIABILITY OF TOPPAN UNDER THIS AGREEMENT (UNDER ANY THEORY OF LIABILITY) EXCEED THE

AMOUNT OF ALL DIRECT AND INDIRECT COSTS PAID BY COMPANY TO TOPPAN UNDER THIS AGREEMENT AT THE TIME OF THE CLAIM.

ARTICLE 5. DISCLAIMER OF WARRANTIES AND LIABILITY

Toppan expressly disclaims all warranties concerning the Secondees and their performance and expressly disclaims all liability in connection with or relating to the Secondees during their Secondment Periods to COMPANY.

ARTICLE 6. CONFIDENTIALITY

6.1.                                               Confidential Information Defined

In this Agreement, “Confidential Information” shall mean any and all technical information, data, facilities, equipment and materials, techniques, process, manufacturing methods, research and development activities, marketing and business plans, property, ideas, inventions, discoveries, trade secret and other technical, business and financial information disclosed by either Party to the other Party pursuant to this Agreement. Confidential Information may be furnished in any tangible or intangible form, including but not limited to writing, drawings, computer tapes and other electronic media, samples and verbal communications. Any Confidential Information furnished in tangible form shah be marked as “Confidential,” “Proprietary,” or a similar legend.

6.2.                                               Disclosure Limitations to Confidential Information

Each Party shall maintain in confidence all Confidential Information received from the other Party under this Agreement and shall not disclose the Confidential Information to any third party or use the same for any purpose other than the purposes of this Agreement, provided, however, that COMPANY may disclose to VIA Optronics GmbH and its affiliates and Toppan may disclose to its affiliates the Confidential Information received from Toppan to the extent necessary to facilitate the performance of this Agreement, on condition that the Party making such disclosure cause its affiliates that have received any Confidential Information of the other Party to comply with this provision and that the disclosing Party be responsible for any act by such affiliate that would constitute a breach of this provision had the act been undertaken by the disclosing Party. Each Party shall disclose the Confidential Information only to its employees or any subcontractors, consultants and advisers (such as accounting and legal advisers) who need to know such Confidential Information for the purposes of this Agreement and who have agreed to keep it confidential under terms that are no less restrictive than set forth in this Article 6. Each Party shall use the same degree of cane to avoid disclosure or use of the Confidential Information as it employs with respect to its own confidential information. Each Party shall take all reasonable precautions, contractual or other appropriate actions, necessary to prevent unauthorized disclosure or use of any and all Confidential Information.

6.3.                                               Exclusions

The foregoing provision shall not apply to any information that:

(a)                     is already known to the receiving Party (“Recipient”);

(b)                     is or becomes publicly known through no fault of Recipient;

(c)                      is received from a third party who is in lawful possession thereof and is not subject to any non-disclosure restriction, and without breach of this Agreement;

(d)                     is independently developed by Recipient without use of any Confidential Information of the providing Party (“Provider”), as evidenced by Recipient’s written records; or

(e)                      is approved for release by written authorization of Provider.

In addition, Recipient may disclose Confidential Information pursuant to a valid order issued by a court or government agency or as otherwise required by law, provided that (i) Recipient gives Provider prior written notice of such obligation and the opportunity to oppose such disclosure or obtain a protective order; (ii) Recipient only discloses such Confidential Information as is required to comply with such order or law, and (iii) no such disclosure shall otherwise exempt such Confidential Information from being treated as confidential under this Agreement.

6.4.                                               Survival

The provisions of this Article 6 shall survive the expiration or termination of this Agreement.

ARTICLE 7. TERM

This Agreement shall become effective on the Effective Date and continue in full force and effect until the third anniversary of the Effective Date, unless otherwise terminated earlier by mutual agreement by the Parties. Upon such termination, all costs and expenses due in connection with each Secondee’s secondment under this Agreement shall be promptly paid by COMPANY in accordance with the terms of this Agreement.

ARTICLE 8. TERMINATION

Either Party may terminate this Agreement immediately upon giving written notice to the other Party if the other Party: (a) becomes insolvent or its liabilities exceeds its assets; (b) suspends payments or any drafts or checks drawn, issued, or undertaken by the other Party are dishonored, (c) becomes subject, voluntarily or involuntarily, to any bankruptcy, civil rehabilitation, corporate reorganization, or other legal procedure for debt restructuring or work-out (out-of-court procedure for its debts); or (d) is dissolved or liquidated or takes any corporate action for such purpose.

Either Party may terminate this Agreement immediately upon giving written notice to the other Party (a) if the other Party fails to make a payment due under this Agreement and fails to cure the payment breach within 15 days after the first Party’s written notice of the payment breach, (b) if the other Party otherwise materially breaches this

Agreement and, if such breach is curable, fails to cure such breach within 30 days after the first Party’s written notice of such breach.

Either Party may terminate this Agreement immediately upon giving written notice to the other Party if (a) VIA Optronics GmbH, alone or in combination with its affiliates, no longer has a majority stake in COMPANY or the right to appoint a majority of the COMPANY’s board members, or (b) Toppan no longer holds any shares in COMPANY.

ARTICLE 9. MISCELLANEOUS

9.1.                                               Force Majeure

Neither Party shah be liable for any loss, damage, cost and expense, if the fulfillment by such Party of any obligation to the other Party is delayed or prevented due to any cause beyond the first Party’s reasonable control, including but not limited to compliance with any governmental law or regulation, acts of God, acts of civil or military authority, judicial action, labor disputes, failure or delays in transportation, embargoes, wars, riots or engineering delays. In the event of any delay due to such causes or other difficulties, whether or not similar in nature to any of those enumerated, the obligation hereunder shah be extended for a period equal to the extent of the delay so incurred.

9.2.                                               Assignment

This Agreement and any rights or obligations hereunder shah not be assignable by either Party to any third party without the prior written consent of the other Party, which shah not be unreasonably withheld.

9.3.                                               Invalid Provisions

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shah be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision has never comprised a part of this Agreement and the remaining provisions of this Agreement shah remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.

9.4.                                               Survival

Termination or expiration of this Agreement for any reason shall not release either Party from any liabilities or obligations set forth in this Agreement that (i) the Parties have expressly agreed shall survive any such termination or expiration, or (ii) remain to be performed or by their nature would be intended to be applicable following any such termination or expiration.

9.5.                                               No-waiver

No delay or failure to exercise any right, power or remedy accruing to either Party upon any breach or default by the other Party under this Agreement shall impair any such right, power or remedy of such Party nor shall it be construed to be a waiver of any such breach or default or of any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

9.6.                                               Relationship between Parties

The relationship between Toppan and COMPANY herein shall be that of independent contractors. Nothing in this Agreement shall be construed to make the Parties agents of each other, or partnerships or joint ventures, or to permit either Party to bind the other Party to any other agreement.

9.7.                                               Notice

All notices, requests, consents, claims, demands, waivers and other communications hereunder must be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) on the date sent by e-mail of a PDF document, if sent during the recipient’s normal business hours, and on the next Business Day, if sent after the recipient’s normal business hours, on condition that the communication sent by e-mail is also sent by certified or registered mail, return receipt requested, postage prepaid; or (c) if sent internationally, on the fifth day, and if sent within Japan, on the second day, after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the Parties at the following addresses (or at such other address for a Party of which that Party notifies the other Party in accordance with this Section 9.7.

If to Toppan:

Toppan Printing Co., Ltd.
Toppan Shibaura Bldg., 3-19-26 Shibaura,
Minato-ku, Tokyo 108-8539
E-mail: teruo.ninomiya@toppan.co.jp,
kentaro.kitaoka@toppan.co.jp
Attention: Teruo Ninomiya and Kentaro Kitaoka

With a copy to (which will not constitute notice):	southgate (registered association) Pacific Square Kudan-Minami, 7th Fl 2-4-11 Kudan-Minami Chiyoda-ku, Tokyo 102-0074 E-mail: emarcks@southgate-law.com Attention: Eric Marcks

If to COMPANY:	VTS-Touchsensor Co., Ltd. 1101-20, Myohoji-cho, Higashiomi Shiga, 527-0046 Email: JWoerle@via-optronics.com Attention: Dr. Jasmin Wörle

With a copy to (which will not constitute notice):	VIA optronics GmbH Sieboldstr. 18, 90411 Nurnberg E-mail: kbickelbacher@via-optronics.com Attention: Kathrin Bickelbacher

Jones Day Kamiyacho Prime Place 1-17, Toranomon 4-chome Minato-ku, Tokyo 105-0001, JAPAN E-mail: mushijima@jonesday.com Attention: Makiko Ushijima

9.8.                                               Compliance with Laws, including Export Control Laws

Each Party shall comply with all applicable laws and governmental rules and regulations in any applicable country, during its performance hereunder, including without limitation all applicable export, re-export, and import regulations.

9.9.                                               Governing Law and Dispute Resolution

This Agreement shall be governed by and construed in accordance with the laws of Japan.

The Parties shall endeavor to resolve any dispute, controversy or difference arising out of, in connection with, or related to this Agreement (a “Dispute”) through good-faith negotiations. If a Dispute is not settled within 20 days after the receipt by a Party of a written request for negotiation, the Dispute will be referred for consideration by the Parties’ senior officers. The senior officers will have full authority to settle the Dispute.

If the senior officers are unable to resolve the Dispute within 20 days after the receipt by a Party of a written request for consideration of the Dispute by senior officers under the previous paragraph, the Parties shall submit the Dispute to arbitration in Tokyo in accordance with the Commercial Arbitration Rules of the Japan Commercial Arbitration Association for final settlement. The Parties shall appoint three arbitrators in accordance with the rules and shall conduct the arbitration in English. The decision by the arbitration tribunal will be final and binding on the Parties and may be approved of or entered in (or otherwise be granted enforceability through necessary procedures by) any court having jurisdiction. The Parties consent to consolidation by the Japan Commercial Arbitration Association of arbitral proceedings initiated under this Agreement with arbitration proceedings initiated under the Framework Agreement.

9.10.                                        Language

This Agreement shall be entered into in the English language, which shall be controlling in the event of conflict or discrepancy between the English version and any version in any other language.

9.11.                                        Headings

The headings of Articles of this Agreement are inserted for convenience only and shall not be deemed to constitute this Agreement, or to affect the construction of this Agreement.

9.12.                                        Entire Agreement

This Agreement constitutes the entire agreement of the Parties relating to the subject matter contained herein and supersedes all previous discussions, other communications, understandings and agreements between the Parties with respect to the subject matter hereof. This Agreement may be amended or modified only in writing duly signed by authorized representatives of the Parties.

IN WITNESS WHEREOF, the Parties have caused this Employee Secondment Agreement (Toppan) to be executed by their respective duly authorized representative as of the date first above written.

TOPPAN PRINTING CO., LTD.

By:	/s/ Teruo Ninomiya

Name: Teruo Ninomiya

Title: Senior General Manager

IN WITNESS WHEREOF, the Parties have caused this Employee Secondment Agreement (Toppan) to be executed by their respective duly authorized representative as of the date first above written.

VTS-TOUCHSENSOR CO., LTD

By:	/s/ Dr. Jasmin Wörle

Name: Dr. Jasmin Wörle

Title: Representative Director

Schedule 2 — Allocation of Financial Responsibility

(a) Costs to be borne by COMPANY

•                      Salaries, including income tax

•                      Benefits

•                      Employment-related insurance (health insurance, nursing care insurance, welfare pension insurance, employment insurance, child allowance, workers’ accident compensation insurance etc.)

•                      Toppan group welfare association contributions

•                      Congratulatory and condolence payments

•                      Training referred to in the first sentence of Article 1.8

•                      Travel and relocation expenses arising from Secondee’s need to perform the Function, subject to COMPANY’s travel policies, in the event COMPANY orders Secondees to take such business trips based on operational necessity. Relocation expenses will be discussed and aligned prior to approval with COMPANY.

•                      Other costs similar in nature to the costs listed above that are related to Secondee’s secondment during the Term

•                      All incremental costs and expenses to COMPANY related to Secondee’s secondment during the Term, including without limitation, charges for a leased vehicle, IT/computer and a telephone. Other costs will be discussed and aligned with COMPANY prior to approval, to determine whether expenses are required or not.

•                      All governmental related and Toppan pension fund related pensions paid by Toppan related to each Secondee’s secondment

•                      All taxes (including, without limitation, consumption tax, but excluding income taxes) imposed by any government authority in Japan, as a result of the existence and performance of this Agreement

•                      All commuting expenses of Secondees from their home location to the Facility and back

(b) Costs to be borne by Toppan

•                      Costs associated with awards and commendations given to Secondees by Toppan